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                                                                    Exhibit 99.1


                     UNITED COMMUNITY BANKSHARES OF FLORIDA
                              United Heritage Bank

                          AUDIT AND NON-AUDIT SERVICES
                              Pre-Approval Policy


I.  STATEMENT OF PRINCIPLES:   The Audit Committee is required to pre-approve
the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. All services to be provided by the independent auditor require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval unless the Audit Committee specifically provides for a different period.

II. DELEGATION: The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management. The Audit Committee may, however, delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. AUDIT SERVICES: The annual Audit services engagement terms and fees will be subject to the specific pre-approval by the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from any changes in the scope of the audit or other matters. In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant specific pre-approval for other Audit services, which are those services that only the independent auditor can reasonably provide. Examples of those services include: attestation on management reports on internal controls, services associated with any SEC registration, periodic reports or other documents to be filed with the SEC relating to securities offerings, consultations by the Company management as to the accounting or disclosure treatment of transactions or events.

IV. AUDIT RELATED SERVICES: Audit related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit related services does not impair the independence of the auditor. All Audit related services must be pre-approved by the Audit Committee. Examples are Audit related services include: financial statement audits of employee benefit plans; due diligence services pertaining to potential business acquisitions/dispositions, internal control reviews and assistance with internal control reporting requirements, consultation by the Company's management as to the accounting or disclosure treatment of transactions or events.
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V. TAX SERVICE:  The Audit Committee believes that the independent auditor can provide a limited set of Tax services to the Company such as tax compliance activities without impairing the auditor's independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. Also, the Audit Committee will not permit the retention of the independent auditor in connection with tax planning engagements, or other engagements where the independent auditor may need to opine on the sustainability of the tax treatment in the financial statements. All tax services must be specifically pre-approved by the Audit Committee. Examples of tax services include: US Federal, foreign, state and local tax compliance, Review of federal, foreign, state and local income, franchise and other tax returns, Preparation of employee benefit tax returns.

VI. ALL OTHER SERVICES: The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. Permissible All Other services must be specifically pre-approved by the Audit Committee.

VII. PRE-APPROVAL FEE LEVELS: Pre-approval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding those levels will require specific re-approval by the Audit Committee.

VIII. PROCEDURES: Requests or applications to provide services will be jointly submitted to the Audit Committee by the independent auditor, the Chief Financial Officer and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC rules on auditor independence, and 2) a reasonably detailed description of the proposed services and such other supporting documentation as may be necessary to ensure that the Audit Committee clearly understands the nature and scope of the services it is being asked to approve.
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                                   Exhibit 1

                         Prohibited Non-Audit Services


     - Bookkeeping or other services related to the accounting records or financial statements of the Company.

     -       Financial information systems design and implementation.

     - Appraisal or valuation services, fairness opinions or contribution-in-kind reports.

     -       Actuarial services.

     -       Internal audit outsourcing services.

     -       Management functions.

     -       Human Resource functions.

     -       Broker-dealer, investment adviser or investment banking services.

     -       Legal services.

     -       Expert services unrelated to the audit.